Exhibit 99.1
FOR IMMEDIATE RELEASE
March 22, 2010
Parker Drilling Company Announces
Closing of Sale of $300 Million of Senior Notes Due 2018
     HOUSTON – March 22, 2010 – Parker Drilling Company (NYSE: PKD) announced today that it has closed its previously announced sale of senior notes due 2018 in a private offering that resulted in gross proceeds of $300 million. The notes bear interest at 9⅛%. The notes are unsecured and guaranteed by substantially all of the Company’s direct and indirect domestic subsidiaries other than immaterial subsidiaries and subsidiaries generating revenue primarily outside the United States. The notes will mature on April 1, 2018.
     The Company intends to use the net proceeds of the offering of the notes to fund the March 8,2010 cash tender offer for up to $225 million aggregate principal amount of the Company’s 9⅝% Senior Notes due 2013 and for general corporate purposes, which may include the redemption of any of the Company’s 9⅝% Senior Notes due 2013 not tendered in the tender offer and consent solicitation and the repayment of up to $42.0 million of borrowings under its revolving credit facility.
     The securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.
     This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.
     Nothing in this press release should be construed as an offer to purchase, or as a notice to redeem, any outstanding 9⅝% Senior Notes due 2013.
     Cautionary Statement Regarding Forward-Looking Statements: This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the Company’s intended use of proceeds of the sale of the senior notes. The Company may not be able to complete the tender offer on the anticipated terms or at all. The Company’s ability to complete the tender offer will depend, among other things, on market conditions for debt securities in general and the Company’s debt securities in particular. In addition, the Company’s ability to complete the tender offer and the Company’s business are subject to the risks described in the Company’s filings with the Securities and Exchange Commission. The Company’s annual, quarterly and special reports are available over the Internet at the SEC’s web site at http://www.sec.gov.
     About Parker Drilling Company
     Parker Drilling Company provides high-performance contract drilling solutions, rental tools and project management services to the worldwide energy industry. Parker operates 28 land rigs in strategic international markets and 15 offshore barge rigs, primarily in the coastal waters of the U.S. Gulf of Mexico. The Company’s Rental Tools business rents premium equipment to operators in active land and offshore markets in North America.
     Media Contact:
     Parker Drilling Company
     281-406-2000